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EXHIBIT 12 - STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


(DOLLAR AMOUNTS IN THOUSANDS)
(UNAUDITED)




                              Six Months Ended                      Fiscal Year Ended
                              July 30  July 29    January 28   January 29   January 30   February  1  February  2
                                1995      1994       1995         1994         1993         1992         1991
Consolidated pretax income    $140,342 $132,356     $406,110     $399,534     $375,330     $322,157     $280,778
Fixed charges (less
 capitalized interest)          65,170   71,508      145,957      152,604      142,892      128,925      115,125

EARNINGS                      $205,512 $203,864     $552,067     $552,138     $518,222     $451,082     $395,903


Interest                       $57,547  $62,821     $124,282     $130,915     $121,940     $109,386      $97,032
Preferred stock dividends           18       18           36           36           35           34           34
Capitalized interest             2,169    1,008        2,545        1,882        1,646        3,574        1,928
Interest factor in rent
 expense                         7,605    8,669       21,639       21,653       20,917       19,505       18,059

FIXED CHARGES                  $67,339  $72,516     $148,502     $154,486     $144,538     $132,499     $117,053


Ratio of earnings to
 fixed charges                   3.05      2.81         3.72         3.57         3.59         3.40         3.38


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